UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2010

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-631-4420

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 25, 2010, Trinity Rail Leasing 2010 LLC, a Delaware limited liability company ("TRL-2010") and a limited purpose, indirect wholly-owned subsidiary of Trinity Industries, Inc. (the "Company"), owned by the Company through the Company’s wholly-owned subsidiary Trinity Industries Leasing Company ("TILC"), issued $369,214,928 in aggregate principal amount of Secured Railcar Equipment Notes, Series 2010-1 (the "Notes"). The Notes were issued pursuant to an Indenture, dated October 25, 2010 between TRL-2010 and Wilmington Trust Company, as indenture trustee (the "Indenture Trustee"). The Notes bear interest at a fixed rate of 5.194%, are payable monthly, and have a stated final maturity date of October 16, 2040.

The Notes are obligations of TRL-2010 only, secured by a portfolio of railcars and operating leases thereon acquired and owned by TRL-2010 (the "Railcar Portfolio"), certain cash reserves, and other assets of TRL-2010. The Notes were sold to initial purchasers in an offering made under Rule 144A of the Securities Act of 1933 and Regulation S thereunder, pursuant to a note purchase agreement as described in the Company’s filing under Form 8-K filed October 18, 2010 relating to the Entry into a Material Definitive Agreement.

While the stated final maturity of the Notes is October 16, 2040, cash flow from TRL-2010’s assets will be applied, pursuant to the payment priorities of the Indenture, so as to amortize the Notes to achieve monthly targeted principal balances. If the cash flow assumptions used in determining the targeted balances are met, it is anticipated that the Notes will be repaid well in advance of their stated final maturity date. There can be no assurance, however, that such cash flow assumptions will be realized. In addition, the Notes may be subject to acceleration upon the occurrence of certain events of default under the Indenture, including a failure to pay interest on the Notes, and a failure of the Notes to amortize to the extent that, over time, the outstanding principal balance of the Notes were to eventually exceed the depreciated value of the Railcar Portfolio. The decision whether to accelerate or exercise other remedies against TRL-2010 and its assets will be under the control of holders representing a majority of the outstanding principal balance of the Notes.

TRL-2010 purchased a portion of the Railcar Portfolio directly from TILC, and purchased the remainder of the Railcar Portfolio from another indirect wholly-owned limited purpose finance subsidiary of TILC and the Company, Trinity Rail Leasing Warehouse Trust ("TRLWT"). TRLWT has used its sale proceeds to repay approximately $55.0 million of borrowings under TRLWT’s secured warehouse credit facility, and TILC will use its sale proceeds for future growth of its lease fleet, to enable the Company to redeem the Company’s 2014 Notes (as defined below), and for general corporate purposes.

As noted above, the Notes are solely the obligations of TRL-2010. TILC has, however, entered into certain agreements relating to its own and TRLWT’s transfer of the Railcar Portfolio to TRL-2010, and the management and servicing of TRL-2010’s assets. These agreements contain certain representations, undertakings and indemnities customary for asset sellers and service providers in transactions of this type. The Company has entered into a Parent Undertaking Agreement in favor of TRL-2010 and the Indenture Trustee in support of the performance obligations of TILC under these agreements.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On October 26, 2010, the Company instructed Wells Fargo Bank, National Association to provide holders of the 6 ½% Senior Notes due 2014 (the "2014 Notes") with a notice of redemption in accordance with the terms of the indenture governing the 2014 Notes. The redemption date has been set for November 26, 2010 (the "Redemption Date"). As of October 26, 2010, the aggregate outstanding principal amount of the 2014 Notes was approximately $201.5 million. Pursuant to the terms of the indenture governing the 2014 Notes, all 2014 Notes outstanding on the Redemption Date will be due and payable on the Redemption Date at a price of $1,021.67 per $1,000.00 of principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

October 26, 2010	By:	James E. Perry

Name: James E. Perry
Title: Vice President and Chief Financial Officer